Exhibit 99.1

Plains All American Pipeline, L.P.

Unaudited pro forma condensed statement of combined operations of Plains All American Pipeline, L.P. for the six months ended June 30, 2012, including the notes thereto.

PLAINS ALL AMERICAN PIPELINE, L.P.

INDEX TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

Introduction	F-2
Unaudited Pro Forma Condensed Statement of Combined Operations for the Six Months Ended June 30, 2012	F-3
Notes to the Unaudited Pro Forma Condensed Statement of Combined Operations	F-4

PLAINS ALL AMERICAN PIPELINE, L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

The following unaudited pro forma condensed statement of combined operations gives effect to the acquisition by Plains All American Pipeline, L.P. (“PAA”) of BP Canada Energy Company (“BPCEC”), an indirect subsidiary of BP Corporation North America (“BP North America”) from Amoco Canada International Holdings B.V. (the “Seller”) on April 1, 2012 for approximately $1.68 billion in cash, including $17 million of imputed interest, subject to working capital adjustments. As a result of the closing of such acquisition and after giving effect to a series of reorganization transactions completed prior to the Closing Date, PAA became the indirect owner of all of BP North America’s Canadian based natural gas liquids (“NGL”) business and certain of BP North America’s NGL assets located in the upper-Midwest United States (collectively, the “Acquired Business”).

The following unaudited pro forma condensed statement of combined operations for the six months ended June 30, 2012 has been prepared as if the transaction described above had taken place on January 1, 2011.

The unaudited pro forma condensed statement of combined operations should be read in conjunction with and is qualified in its entirety by reference to the notes accompanying such unaudited pro forma financial statement as well as the historical financial statements and notes included in PAA’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, PAA’s Annual Report on Form 10-K for the year ended December 31, 2011 and the historical financial statements included in Exhibit 99.2 of our 8-K/A filed on May 29, 2012. The historical financial statements that are provided in the exhibits to that 8-K/A reflect the results of operations from, and the assets and liabilities that are a part of, the Acquired Business, which is referred to in such exhibits as “Project Argyle;” however, such historical financial statements also reflect certain assets and liabilities (and associated results of operations) that were not a part of the Acquired Business on the Closing Date. For the purposes of these pro forma financial statements and footnotes, we will refer to the historical financial statements of Project Argyle as the BPCEC historical financial statements.

The unaudited pro forma condensed statement of combined operations has been prepared giving effect to the acquisition, which is accounted for as a purchase business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations.” The unaudited pro forma financial statement is based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They reflect management’s preliminary estimates of the values of the tangible and intangible assets and liabilities acquired, pending the completion of valuation procedures. A change in the unaudited pro forma adjustments of the purchase price for the acquisition would primarily result in an adjustment to the determined fair values assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

The unaudited pro forma condensed statement of combined operations is not necessarily indicative of the results of the actual or future operations or financial condition that would have been achieved had the transactions occurred at the date assumed (as noted above). The actual results in the periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed statement of combined operations for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial data and the actual amounts and the completion of a final valuation of the acquisition.

The BPCEC historical financial statements were prepared in accordance with International Financial Reporting Standards as adopted by the IASB (IFRS) which is a method of accounting different from accounting principles generally accepted in the United States of America (U.S. GAAP). However, no significant adjustments were necessary to conform the IFRS information to U.S. GAAP.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

For the Six Months Ended June 30, 2012

(in millions, except per unit data)

	PAA	BPCEC	Pro Forma		PAA
	Historical	Historical	Adjustments		Pro Forma

Revenues	$19,004	$824	$—		$19,828
Costs and expenses
Purchases and related costs	17,332	795	(24	)(e)	18,097
			(6	)(g)
Field operating costs	568	39	—		607
General and administrative expenses	182	6	(11	)(i)	177
Depreciation and amortization	146	6	(7	)(b)	165
			19	(c)
			(1	)(f)
			2	(g)
Total costs and expenses	18,228	846	(28)		19,046
Operating income	776	(22)	28		782
Other income/(expense)
Equity earnings in unconsolidated entities	16	—	—		16
Interest expense	(140)	—	(10	)(d)	(150)
Other income/(expense), net	2	—	—		2
Income before tax	654	(22)	18		650
Income tax expense	(30)	5	(3	)(h)	(28)
Net income	624	(17)	15		622
Less: Net income attributable to noncontrolling interests	(15)	—	—		(15)
Net income attributable to PAA	$609	$(17)	$15		$607

Net income attributable to PAA
Limited partners	$465				$467
General partner	$144				$140

Net income per limited partner unit (basic and diluted)
Basic net income per limited partner units	$2.90				$2.87
Diluted net income per limited partner units	$2.88				$2.85

Limited partner units outstanding
Basic weighted average units outstanding	159		2	(a)	161
Diluted weighted average units outstanding	161		2	(a)	163

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Statements.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

This unaudited pro forma condensed statement of combined operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein.  We believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

The acquisition of BPCEC presented in these pro forma statements has been accounted for using the acquisition method of accounting and the determination of the fair value of the assets and liabilities acquired has been estimated in accordance with the applicable accounting literature.  The following table shows our preliminary determination of the fair value of those assets and liabilities (in millions):

		Average
		Depreciable
Description	Amount	Life (in years)
Working capital	$253	n/a
Property & Equipment	1,067	5 - 70
Linefill	84	n/a
Long-term inventory	166	n/a
Intangible assets (contract)	132	13
Goodwill	244	n/a
Deferred tax liability	(244)	n/a
Environmental liability	(14)	n/a
Other long-term liabilities	(5)	n/a
Total	$1,683

The determination of the fair value of the assets and liabilities acquired is preliminary pending the completion of valuation procedures and other potential adjustments.  To the extent that any amount is assigned to a tangible or finite lived intangible asset, this amount will be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite lived intangible assets, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

The preliminary allocation of fair value to intangible assets above is comprised of a contract with a 13 year life.  Amortization of the contract under the declining balance method of amortization is estimated to be approximately $26 million for the remaining six months of 2012 and approximately $30 million, $10 million, $8 million, $7 million and $6 million for each of the five years thereafter.

The acquisition was pre-funded through various means including the issuance of PAA’s common units in March 2012 and the issuance of senior notes in March 2012.  For purposes of the pro forma financial statements, we have assumed that the short-term portion of the acquisition (consisting of short-term inventory of approximately $132 million and cash acquired of approximately $120 million) was funded through short-term borrowings under our credit facilities.  PAA has assumed that the $120 million of short-term borrowings discussed above was immediately repaid through the cash acquired and thus, did not incur any additional interest expense. Total long-term funding was approximately $1.43 billion and we have assumed that $455 million was funded through the March 2012 equity issuance and the remaining balance of $976 million was funded through the March 2012 issuance of senior notes.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

Pro Forma Adjustments

(a)               Reflects the impact of the March 2012 issuance of PAA’s common units on the weighted average number of units outstanding.

(b)              Reflects the reversal of the historical depreciation and amortization recorded by BPCEC (excluding that associated with asset retirement obligations — see note f. below).

(c)               Reflects the depreciation on the acquired property and equipment based on the straight-line method of depreciation over remaining average useful lives ranging from 5 to 70 years. Also reflects the amortization of the intangible asset (contract) on the declining balance method resulting in amortization expense of $13 million for the quarter ended March 31, 2012.  The pro forma amortization expense is calculated based on an extrapolation of the estimated $39 million amortization expense for the remaining nine months of 2012 subsequent to the acquisition on April 1, 2012, using the declining balance method of amortization as discussed above.

(d)              Reflects the adjustment to Interest expense for the increase in Short-term debt of $132 million and for the increase in Senior notes of $976 million. This adjustment assumes an interest rate applied to short-term debt of approximately 2% (PAA’s current rate) and an interest rate of 4.3% applied to the senior notes.

(e)               Reflects the adjustments required to conform the BPCEC historical financial statements to PAA’s accounting policy for inventory costing. BPCEC’s inventory is valued at the lower of cost or net realizable value with cost determined by the first-in, first out method.  PAA inventory is valued at the lower of cost or market with cost determined using an average cost method within specific inventory pools.  The pro forma adjustments to conform the BPCEC financial statements to the PAA accounting policy impacts the cost of the inventory sold as reflected in Purchases and related costs in the Pro Forma Condensed Statement of Combined Operations.

(f)               Reflects the adjustments required to conform the BPCEC historical financial statements to PAA’s accounting policy for asset retirement obligations. BPCEC has obligations to decommission oil and natural gas facilities and related pipelines.  Provision has been made in the BPCEC historical financial statements for the asset retirement obligations (“ARO”) and the related assets as well as associated amortization and accretion expense.  There is uncertainty regarding both the amount and the timing of these costs, given the long-term nature of these obligations.  BPCEC has historically assessed the timing of the decommissioning and their ability to estimate the future costs based on the operation of the assets in conjunction with other assets owned by BP p.l.c. and its affiliates.  We have considered that the related assets have been in existence for many years and with regular maintenance will continue in service for many years to come.  We do not believe that it is possible to predict when demand for these facilities will cease, and we do not believe that such demand will cease for the foreseeable future.  As such, we believe that the assets have indeterminate lives and consequently that an ARO cannot be estimated.  Therefore, the unaudited pro forma condensed combined financial statements include an adjustment to conform the ARO-related balances in the BPCEC historical financial statements to our accounting policy.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS

(g)              Reflects adjustments to eliminate the expenses associated with certain assets and liabilities that are included in the BPCEC historical financial statements but were disposed of prior to closing the acquisition.

(h)              Reflects the impact of the adjustments in footnotes a through g (above) and footnote i (below) on Income tax expense for the periods presented, based on the capitalization and financing structure of our Canadian subsidiaries.

(i)                Reflects transaction and other costs that are directly attributable to the acquisition. Costs that had been incurred have been removed from General and administrative expenses on the Pro Forma Condensed Statement of Combined Operations.

Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of PAA’s limited partnership agreement, to the limited partner unitholders by the number of common units outstanding during the applicable periods. For purposes of this calculation, we assumed that distributions were equal to historical PAA distributions for the respective periods; all remaining excess earnings were assumed to be allocated between the limited partners and the general partner according to the contractual terms of the partnership agreement. If an additional portion of the earnings had been distributed to the general partner, then the pro forma net income available to limited partners would have decreased and consequently, the pro forma net income per limited partner unit would also have decreased. Because the limited partnership agreement requires us to distribute available cash rather than earnings reflected in our statement of operations and the pro forma net income per unit calculation has been prepared on an annual basis in lieu of a quarterly basis, actual cash distributions declared and paid by us may vary significantly from reported pro forma net income per limited partner unit.